News release	27 October 2011

Q3 2011 Results

Key Highlights

•	Total subscribers increased by 1,328 on Q2 2011 to 765,578;

•	MyStar penetration at 40 percent of residential subscriber base; and

•	Total ARPU increased one percent on Q2 2011 to $86.96.

•	Adjusted Operating Cash Flow[1] increased eight percent on Q3 2010 to $66 million with Adjusted OCF margin at 37 percent;

•	Available liquidity increased 78 percent on Q3 2010 to $306 million; and

•	Net leverage at 1.9x as at 30 September 2011.

Austar United Communications (“AUSTAR”, ASX: AUN) today released its unaudited results for the quarter ended 30 September 2011.

Total subscribers ended the quarter at 765,578, an increase of 1,328 on the second quarter. Customer churn increased 10 basis points on the second quarter to 1.41 percent. Total Average Revenue Per Unit levels have been maintained over the quarter, increasing one percent on Q2 2011 to $86.96. The benefits of MyStar are now being enjoyed by 40 percent of residential subscribers.

Chief Executive Officer, John Porter said: “As we indicated in our half year results the consumer environment is tough, this is still the case. While we experienced marginal growth in our subscriber numbers, we were able to control costs and achieve a very pleasing financial result.

“MyStar continues to be a strong differentiator for AUSTAR in an increasingly competitive environment and over the coming months our 2012 AFL offering will be unveiled. We know live, uninterrupted coverage along with a dedicated AFL channel will be compelling for consumers in rural and regional Australia.”

Adjusted Operating Cash Flow1 increased by eight percent to $66 million compared with the corresponding period. Net profit for the nine months was $100 million, a 130 percent increase on the corresponding period. Cash capital expenditure decreased two percent to $24.4 million compared with the previous corresponding quarter. Free Cash Flow2 decreased by 13 percent to $24 million on the corresponding period. AUSTAR has a history of strong cash generation, and available liquidity increased by 78 percent to $306 million at September 30, 2011 as compared to September 30, 2010.

Mr Porter said: “The outlook for subscriber growth remains challenging with consumer sentiment at an all time low however demand conditions should gradually improve. Now in the fourth quarter, we are focused on stabilising our costs and building on the opportunity our AFL investment will create in 2012.”

AUSTAR announced on 11 July that it had entered into definitive transaction agreements with Liberty Global Inc (LGI) and FOXTEL Management Pty Limited (FOXTEL) under which FOXTEL will acquire AUSTAR. It is anticipated the transaction will be finalised in early 2012 subject to a number of conditions being met. The ACCC plans to release its decision on the transaction by 30 November, 2011.

Notes:

1.
Operating Cash Flow – represents Revenue, less operating expenses, excluding stock based compensation, foreign exchange, depreciation, amortisation, impairment and restructuring. Adjusted Operating Cash Flow is defined as Operating Cash Flow excluding costs associated with the FOXTEL transaction.

2.	Free Cash Flow – defined as net cash flows from operating activities less cash capital expenditures.

Non-GAAP measures – Operating Cash Flow, Adjusted Operating Cash Flow and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

For further information contact:

Deanne Weir	Catherine Douglas
Group Director, Corporate Development	Group Manager, Corporate Affairs
+61 2 9295 0103 or 0402 865 300	+61 2 93994 9573 or 0477100978
dweir@austar.com.au	cdouglas@austar.com.au

Austar United Communications (AUSTAR)    www.austarunited.com.au

AUSTAR (Australian Stock Exchange “AUN”) is a leading provider of subscription television services in regional and rural Australia, with more than 750,000 customers enjoying satellite digital television services. AUSTAR is also a significant provider of programming in the Australian television market through its 50% owned joint venture, XYZnetworks, which owns and/or distributes Nickelodeon, Nick Jr, Discovery Channel, Channel [V], [V]Hits, MAX, Arena, The Lifestyle Channel, Lifestyle Food, LifeStyle You, Country Music Channel and The Weather Channel. Liberty Global, Inc., the largest international broadband cable operator in terms of subscribers, holds an indirect controlling stake in AUSTAR.